Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our reports (1) dated March 4, 2025, with respect to the consolidated financial statements of Kansas City Life Insurance Company and subsidiaries and (2) dated April 29, 2025, with respect to the financial statements of the subaccounts of the Kansas City Life Variable Annuity Separate Account, each for the year ended December 31, 2024, included in the Statement of Additional Information which has been incorporated by reference in this Post-Effective Amendment No. 32 to the Registration Statement Form N-4 (File No. 333-52290) of the Kansas City Life Variable Annuity Separate Account and related Prospectus of Century II Affinity Variable Annuity, filed with the Securities and Exchange Commission.
We also consent to the reference to our firm under the caption “Experts” in the Statement of Additional Information.

/s/ Forvis Mazars, LLP
Kansas City, Missouri
October 14, 2025